Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Calhoun, Blair & Associates does hereby consent to the use of its reports relating to the proved oil and gas reserves of Dorchester Hugoton, Ltd. and Dorchester Minerals, L.P. and to the reference to the firm as an expert in the Form S-4 Registration Statement filed by Dorchester Minerals, L.P.

CALHOUN, BLAIR & ASSOCIATES

/s/ Robert G. Blair

Robert G. Blair

President

Calhoun, Blair & Associates

Dallas, Texas

April 27, 2005